Verbal Addendum to July 15, 2010 Alpha Wastewater Inc. Funding Agreement

This verbal addendum dated the 20th day of October, 2010 by and between:

Alpha Wastewater Inc, a Nevada Corporation located 9160 Diamond Road, Richmond, BC, Canada, V7E 1P3 (“Alpha”)

And

Weibiao Xu and Associates, a People’s Republic of China funding group, located at 68 #101 Baodao Liyuan Kunshan, Jangsu Province, China (“CFG”)

Whereas, under October 18th, 2010 Addendum to July 15, 2010 Alpha Wastewater Inc. Funding Agreement, US$200,000 of the total subscription payment of US$1,200,000 made by CFG to Alpha for common shares of Alpha’s public company entity shall be used for administrative purposes. The following terms and conditions shall form part of the October 18, 2010 Addendum to July 15, 2010 Alpha Wastewater Inc. Funding Agreement:

a)

The full advance of US$200,000 allocated to administrative purposes shall be characterized as an unsecured, non-interest bearing loan, due and payable on demand, but in any event, no later than June 30, 2011;

b)

A promissory note for this US$200,000 shall be executed by both parties at the earliest time when both parties’ authorized persons are available for signing the promissory note; and

c)

CFG’s option to purchase an additional 3,333,334 shares of Silicon South at US$0.30 per share for a total of $1,000,000 is extended to April 30, 2011 from the initial expiration date of November 30, 2010.